[EQUITABLE FINANCIAL LIFE AND ANNUITY COMPANY]

ALFRED AYENSU-GHARTEY

Vice President and

Associate General Counsel

(212) 314-2777

LAW DEPARTMENT

April 24, 2025

Equitable Financial Life and Annuity Company

8501 IBM Drive, Suite 150

Charlotte, NC 28262-4333

Dear Sirs:

This opinion is furnished in connection with the filing by Equitable Financial Life and Annuity Company (“EFLA”) and Separate Account No. 49B (“Separate Account No. 49B”) of the Form N-4 Registration Statement of EFLA and Separate Account No. 49B under the Securities Act of 1933 and of the Registration Statement of Separate Account No. 49B under the Investment Company Act of 1940 (“1940 Act”) included in the same Form N-4. The Registration Statement covers an indefinite number of units of interest (“Units”) in Separate Account No. 49B.

The Units are purchased with contributions received under individual annuity contracts and certificates EFLA offers under a group annuity contract (collectively, the “Certificates”). As described in the prospectus included in the Form N-4 Registration Statement, the Certificates are designed to provide for death benefits and retirement income benefits.

I have examined such corporate records of EFLA and provisions of the Colorado Insurance Law as are relevant to authorization and issuance of the Certificates and such other documents and laws as I consider appropriate. On the basis of such examination, it is my opinion that:

1.	EFLA is a corporation duly organized and validly existing under the laws of the State Colorado.

2.	Separate Account No. 49B was duly established pursuant to the provisions of Colorado Insurance Law.

3.

The assets of Separate Account No. 49B are owned by EFLA; EFLA is not a trustee with respect thereto. Under Colorado law, the income, gains and losses, whether or not realized, from assets allocated to Separate Account No. 49B must be credited to or charged against such account, without regard to the other income, gains or losses of EFLA.

4.

The Certificates provide that the portion of the assets of Separate Account No. 49B equal to the reserves and other contract liabilities with respect to Separate Account No. 49B shall not be chargeable with liabilities arising out of any other business EFLA may conduct and that EFLA reserves the right to transfer assets of Separate Account No. 49B excess of such reserves and contract liabilities to the general account of EFLA.

5.

The Certificates (including any Units credited thereunder) have been duly authorized and when issued in accordance with applicable regulatory approvals represent validly issued and binding obligations of EFLA.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Alfred Ayensu-Ghartey
Alfred Ayensu-Ghartey